SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 3)*

                        FLEXIINTERNATIONAL SOFTWARE, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   338923 10 5
                                 (CUSIP Number)

                                Brian P. Friedman
                             Furman Selz SBIC, L.P.
                         55 East 52nd Street, 37th Floor
                          New York, New York 10055-0002
                                 (212) 309-8400
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  April 5, 2000
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [x]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                   Page  2
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Furman Selz SBIC, L.P.                                     13-3756825
-------------------------------------------------------------------------------
2
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /

                                                                   (b)  /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                 /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
              NUMBER OF      7        SOLE VOTING POWER
                SHARES       --------------------------------------------------
             BENEFICIALLY    8        SHARED VOTING POWER            1,027,680
               OWNED BY      --------------------------------------------------
                 EACH        9        SOLE DISPOSITIVE POWER
              REPORTING      --------------------------------------------------
             PERSON WITH     10       SHARED DISPOSITIVE POWER       1,027,680
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,027,680
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                 /  /
-------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.8%
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                   Page  3
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Furman Selz SBIC Investments, LLC                        13-3863604
-------------------------------------------------------------------------------
2
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  / /

                                                                  (b)  /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                 /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER             1,027,680
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER        1,027,680
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,027,680
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   /  /
-------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.8%
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        OO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                  Page  4
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Furman Selz Investments, LLC                               13-3863171
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /

                                                                   (b)  /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                    /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER             1,027,680
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER        1,027,680
-------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,027,680
-------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                     /  /
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.8%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                  Page  5
-------------------------------------------------------------------------------
1      ING Furman Selz Asset Management LLC                  13-4038444
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  / /

                                                             (b)  /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                            /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER             1,027,680
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER        1,027,680
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,027,680
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                            /  /
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.8%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                 Page  6
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ING (U.S.) Financial Holdings Corporation              51-0262561
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /

                                                               (b) /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                      /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER             1,027,680
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER        1,027,680
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,027,680
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                    /  /
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.8%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                  Page  7
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ING Bank N.V.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /

                                                               (b) /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                              /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        The Netherlands
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER             1,027,680
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER        1,027,680
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,027,680
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                    /  /
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.8%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          BK
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                  Page  8
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ING Groep N.V.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /

                                                                   (b)  /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                   /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER             1,027,680
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER        1,027,680
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,027,680
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                    /  /
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.8%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IC
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                   Page  9
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brian P. Friedman
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                   (b) /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        PF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                   / /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER              200,000
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER         200,000
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         200,000
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   / /
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                  Page  10
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        James L. Luikart
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /

                                                                  (b) /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        PF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                  /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER              100,000
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER         100,000
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   /  /
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 338923 10  5                                 Page  11
-------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Terrence Quinn
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /

                                                                   (b) /x/
-------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        PF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                    /  /
-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
-------------------------------------------------------------------------------
             NUMBER OF         7    SOLE VOTING POWER              34,091
              SHARES          -------------------------------------------------
            BENEFICIALLY       8    SHARED VOTING POWER
            OWNED BY          -------------------------------------------------
              EACH             9    SOLE DISPOSITIVE POWER         34,091
             REPORTING        -------------------------------------------------
            PERSON WITH       10    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         34,091
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                   /  /
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

     The statement on Schedule 13D, as originally filed on February 1, 1999 and subsequently amended on March 4, 1999 and March 16, 2000, with respect to common stock, par value $0.01 per share ("Common Stock") of FlexiInternational Software, Inc., a Delaware corporation ("FlexiInternational" or the "Company"), is hereby amended as described herein.

ITEM 2. IDENTITY AND BACKGROUND.

     Item 2 is hereby amended to update certain information concerning the Reporting Persons as follows:

     As of April 10, 2000, Furman Selz SBIC, L.P. directly owns 1,027,680 shares of Common Stock.

     As of March 31, 2000, ING Furman Selz Asset Management LLC directly owns no shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     (a)-(b) Items 5(a) and 5(b) are hereby amended and restated as follows:


                           NUMBER OF SHARES
                           BENEFICIALLY         SHARED VOTING    SHARED INVESTMENT     SOLE VOTING     SOLE INVESTMENT   PERCENTAGE
NAME                       OWNED                POWER            POWER                 POWER           POWER             OF CLASS
----                       -----------------    -------------    ------------------    -----------     ---------------   ----------
Furman Selz SBIC, L.P.     1,027,680             1,027,680       1,027,680                                               5.8%

Furman Selz SBIC
Investments, LLC           1,027,680             1,027,680       1,027,680                                               5.8%

Furman Selz
Investments, LLC           1,027,680             1,027,680       1,027,680                                               5.8%

ING Furman Selz
Asset Management LLC       1,027,680             1,027,680       1,027,680                                               5.8%

ING (U.S.)
Financial Holdings Corp.   1,027,680             1,027,680       1,027,680                                               5.8%

ING Bank N.V.              1,027,680             1,027,680       1,027,680                                               5.8%

ING Groep N.V.             1,027,680             1,027,680       1,027,680                                               5.8%

Brian P. Friedman            200,000                                                   200,000          200,000          1.1%

James L. Luikart             100,000                                                   100,000          100,000          0.6%

Terrence Quinn                34,091                                                    34,091           34,091          0.2%

     As of February 22, 2000, the Company had 17,664,008 shares of Common Stock outstanding.

     See the answer to Item 2 hereof for information regarding persons with whom the power to vote or dispose of shares of Common Stock is shared.

     (c) Item 5(c) is hereby amended to add the following thereto:

     On March 31, 2000, ING Furman Selz Asset Management LLC sold 11,500 shares of Common Stock on the open market at a price of $1.2364 per share.

     The following table sets forth information concerning open-market sales by Furman Selz SBIC, L.P. of Common Stock over the period beginning March 15, 2000 and ending April 10, 2000:

     DATE                  NUMBER OF SHARES SOLD         PRICE (PER SHARE)
     ----                  ---------------------         -----------------
 March 15, 2000                  45,000                      $1.3125
 March 17, 2000                  20,000                      $1.2344
 March 22, 2000                  20,000                      $1.1250
 March 28, 2000                  15,000                      $1.1250
 March 30, 2000                  50,000                      $1.1750
 April 3, 2000                   25,000                      $1.2188
 April 5, 2000                   25,000                      $1.0938
 April 6, 2000                  100,000                      $1.0938
 April 7, 2000                   25,000                      $1.1250
 April 10, 2000                 110,000                      $1.1903


ITEM 7. MATERIAL FILED AS EXHIBITS.                                   PAGE

   A.   Joint Reporting Agreement and Power of Attorney on
        Behalf of Each Reporting Person...............................17

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April ___, 2000


                                   FURMAN SELZ SBIC, L.P.


                                   By: /s/ *
                                       ----------------------------------
                                       Name:  Brian P. Friedman
                                       Title: President of General Partner


                                   FURMAN SELZ SBIC INVESTMENTS, LLC


                                   By: /s/ *
                                       ----------------------------------
                                       Name:  Brian P. Friedman
                                       Title: President


                                   FURMAN SELZ INVESTMENTS, LLC


                                   By: /s/ *
                                       ----------------------------------
                                       Name:  Brian P. Friedman
                                       Title: President


                                   ING FURMAN SELZ ASSET
                                   MANAGEMENT LLC


                                   By: /s/ **
                                       ----------------------------------
                                       Name:  Robert Miller
                                       Title: Vice President


                                   ING (U.S.) FINANCIAL HOLDINGS
                                   CORPORATION


                                   By: /s/ **
                                       ----------------------------------
                                       Name:  Andrew W. Druch
                                       Title: Secretary


                                   ING BANK N.V.


                                   By: /s/ **
                                       ----------------------------------
                                       Name:  J. H. J. Houben
                                       Title: Managing Principal


                                   By: /s/ **
                                       ----------------------------------
                                       Name:  P. F. M. Van Lierop
                                       Title: Senior Legal Advisor


                                   ING GROEP N.V.


                                   By: /s/ **
                                       ----------------------------------
                                       Name:  J. H. J. Houben
                                       Title: Managing Principal


                                       /s/ *
                                       ----------------------------------
                                       Brian P. Friedman


                                       /s/ JAMES L. LUIKART
                                       ----------------------------------
                                       James L. Luikart


                                      /s/ TERRENCE QUINN
                                      -----------------------------------
                                      Terrence Quinn


*  By:  /s/ BRIAN P. FRIEDMAN
         ---------------------
            Brian P. Friedman


** By: /s/  ROBERT MILLER
       -----------------------
            Robert Miller
            Attorney-in-Fact

                                                                   EXHIBIT A

                            JOINT REPORTING AGREEMENT
                                       AND
                                POWER OF ATTORNEY


     WHEREAS, the statement or amended statement of Schedule 13D (the "Joint Statement") to which this joint reporting agreement and power of attorney (the "Agreement") is an exhibit is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

     WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all of the Reporting Persons rather than individual statements on Schedule 13D on behalf of each of the Reporting Persons;

     NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

     1. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

     2. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Joint Statement.

     3. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

     4. The undersigned agrees that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

     5. Each of Furman Selz Investments LLC, ING Furman Selz Asset Management LLC, ING (U.S.) Financial Holdings Corporation, ING Bank N.V. and ING Groep N.V. hereby appoints Robert Miller as attorney-in-fact with authority to execute and deliver on behalf of it any and all documents (including any amendments thereto) required to be filed or otherwise executed and delivered by it pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder. Each of Furman Selz Investments LLC, ING Furman Selz Asset Management LLC, ING (U.S.) Financial Holdings Corporation, ING Bank N.V. and ING Groep N.V. further grant Robert Miller authority, as attorney-in-fact, to execute, deliver, or file on behalf of it any document necessary to amend this Joint Reporting Agreement and Power of Attorney for the purpose of adding additional parties thereto at such time or times as he should, in his discretion, deem appropriate.

     6. Each of Brian P. Friedman and James L. Luikart hereby appoints Brian P. Friedman and James L. Luikart, and each of them, as attorney-in-fact with authority to execute and deliver on his behalf any and all documents (including any amendments thereto) required to be filed or otherwise executed and delivered by him pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder. Each of Brian P. Friedman and James L. Luikart further grant Brian P. Friedman and James L. Luikart, and each of them, authority, as attorney-in-fact, to execute, deliver, or file on his behalf any document necessary to amend this Joint Reporting Agreement and Power of Attorney for the purpose of adding additional parties thereto at such time or times as the attorney-in-fact should, in his discretion, deem appropriate.

     7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated:  March ___, 2000



                                    FURMAN SELZ INVESTMENTS, LLC


                                    By:  /s/ BRIAN P. FRIEDMAN
                                         ------------------------------
                                         Name:  Brian P. Friedman
                                         Title: President


                                    ING FURMAN SELZ ASSET
                                    MANAGEMENT LLC


                                    By:  /s/ ROBERT MILLER
                                         ------------------------------
                                         Name:  Robert Miller
                                         Title: Vice President


                                    ING (U.S.) FINANCIAL HOLDINGS
                                    CORPORATION


                                    By:  /s/ ANDREW W. DRUCH
                                         ------------------------------
                                         Name:  Andrew W. Druch
                                         Title: Secretary


                                    ING BANK N.V.


                                    By: /s/ J. H. J. HOUBEN
                                        ------------------------------
                                        Name:  J. H. J. Houben
                                        Title: Managing Principal


                                    By: /s/ P. F. M. VAN LIEROP
                                        -------------------------------
                                        Name:  P. F. M. Van Lierop
                                        Title: Senior Legal Advisor


                                    ING GROEP N.V.


                                    By: /s/ J. H. J. HOUBEN
                                        ------------------------------
                                        Name:  J. H. J. Houben
                                        Title: Managing Principal


                                    /s/ BRIAN P. FRIEDMAN
                                    ------------------------------
                                        Brian P. Friedman


                                    /s/ JAMES L. LUIKART
                                    ------------------------------
                                        James L. Luikart


                                    /s/ TERRENCE QUINN
                                    ------------------------------
                                        Terrence Quinn